Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2025 EARNINGS

▪	Revenues of $109.8 million compared to $95.9 million in the prior year period
▪	Pretax income of $7.0 million compared to $6.7 million in the prior year period
▪	Record high shareholder’s equity- first time over $300 million
▪	New contract purchases of $433.0 million in the quarter

LAS VEGAS, NV, August 11, 2025 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $4.8 million, or $0.20 per diluted share, for its second quarter ended June 30, 2025. This represents an increase compared to net income of $4.7 million, or $0.19 per diluted share, in the second quarter of 2024.

Revenues for the second quarter of 2025 were $109.8 million, an increase of $13.9 million, or 14.5%, compared to $95.9 million for the second quarter of 2024. Total operating expenses for the second quarter of 2025 were $102.8 million compared to $89.2 million for the 2024 period. Pretax income for the second quarter of 2025 increased to $7.0 million, from $6.7 million in the second quarter of 2024.

For the six months ended June 30, 2025, total revenues were $216.6 million, an increase of approximately $29.0 million, or 15.5% compared to $187.6 million for the six months ended June 30, 2024. Total operating expenses for the six months ended June 30, 2025, were $202.9 million, compared to $174.4 million for the six months ended June 30, 2024. Pretax income for the six months ended June 30, 2025, was $13.8 million, compared to $13.2 million for the six months ended June 30, 2024. Net income for the six months ended June 30, 2025, increased to $9.5 million from $9.3 million for the six months ended June 30, 2024.

During the second quarter of 2025, CPS purchased $433.0 million of new contracts compared to $431.9 million during the second quarter of 2024. The Company's receivables totaled $3.708 billion as of June 30, 2025, an increase from $3.615 billion as of March 31, 2025, and an increase from $3.173 billion as of June 30, 2024.

Annualized net charge-offs for the second quarter of 2025 were 7.45% of the average portfolio as compared to 7.26% for the second quarter of 2024. Delinquencies greater than 30 days (including repossession inventory) were 13.14% of the total portfolio as of June 30, 2025, as compared to 13.29% as of June 30, 2024.

"Improvements in earnings and operating efficiencies were the highlights of the second quarter," said Charles E. Bradley, Chief Executive Officer. "As our portfolio grows to new highs, we remain focused on the quality of the credit we originate and the performance of existing loans."

1

Conference Call

CPS announced that it will hold a conference call on August 12, 2025, at 1:00 p.m. ET to discuss its second quarter 2025 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register-conf.media-server.com/register/BI9f9d2849b5314522a7ee851c3b087cbf. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

2

Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues:
Interest income	$105,362	$88,367	$207,295	$172,655
Mark to finance receivables measured at fair value	3,000	5,500	6,500	10,500
Other income	1,402	2,013	2,843	4,469
	109,764	95,880	216,638	187,624
Expenses:
Employee costs	24,362	23,725	49,395	48,141
General and administrative	13,183	13,260	26,726	27,013
Interest	58,704	46,710	113,622	88,678
Provision for credit losses	(781)	(1,950)	(1,760)	(3,585)
Other expenses	7,344	7,463	14,901	14,148
	102,812	89,208	202,884	174,395
Income before income taxes	6,952	6,672	13,754	13,229
Income tax expense	2,155	2,000	4,263	3,967
Net income	$4,797	$4,672	$9,491	$9,262

Earnings per share:
Basic	$0.22	$0.22	$0.44	$0.44
Diluted	$0.20	$0.19	$0.39	$0.38

Number of shares used in computing earnings
per share:
Basic	21,893	21,263	21,670	21,203
Diluted	24,180	24,263	24,254	24,433

3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2025	2024
Assets:
Cash and cash equivalents	$15,772	$11,713
Restricted cash and equivalents	144,396	125,684
Finance receivables measured at fair value	3,559,029	3,313,767
Finance receivables, net	1,671	4,987
Other assets	42,922	37,717
	$3,763,790	$3,493,868

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$67,928	$70,151
Warehouse lines of credit	395,596	410,898
Residual interest financing	155,103	99,176
Securitization trust debt	2,813,234	2,594,384
Subordinated renewable notes	28,828	26,489
	3,460,689	3,201,098

Shareholders' equity	303,101	292,770
	$3,763,790	$3,493,868

4

Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024

Contracts purchased	$433.02	$431.88	$884.24	$778.19
Contracts securitized	$439.29	$657.09	901.83	957.71

Total portfolio balance (1)	$3,708.38	$3,173.28	$3,708.38	$3,173.28
Average portfolio balance (1)	$3,682.96	$3,122.28	3,627.80	3,058.05

Delinquencies (1)
31+ Days	10.50%	10.87%
Repossession Inventory	2.64%	2.42%
Total Delinquencies and Repo. Inventory	13.14%	13.29%

Annualized Net Charge-offs as % of Average Portfolio (1)	7.45%	7.26%	7.49%	7.55%

Recovery rates (1), (2)	30.4%	30.9%	29.0%	32.1%

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2025		2024		2025		2024
	$ (3)	% ($)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$105.36	11.4%	$88.37	11.3%	$207.30	11.4%	$172.66	11.3%
Mark to finance receivables measured at fair value	3.00	0.3%	5.50	0.7%	6.50	0.4%	10.50	0.7%
Other income	1.40	0.2%	2.01	0.3%	2.84	0.2%	4.47	0.3%
Interest expense	(58.70)	-6.4%	(46.71)	-6.0%	(113.62)	-6.3%	(88.68)	-5.8%
Net interest margin	51.06	5.5%	49.17	6.3%	103.02	5.7%	98.95	6.5%
Provision for credit losses	0.78	0.1%	1.95	0.2%	1.76	0.1%	3.59	0.2%
Risk adjusted margin	51.84	5.6%	51.12	6.5%	104.78	5.8%	102.53	6.7%
Other operating expenses (5)	(44.89)	-4.9%	(44.45)	-5.7%	(91.02)	-5.0%	(89.30)	-5.8%
Pre-tax income	$6.95	0.8%	$6.67	0.9%	$13.75	0.8%	$13.23	0.9%

(1)	Excludes third party portfolios.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.
(5)	Total pre-tax expenses less provision for credit losses and interest expense.

5